Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 14, 2023 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that each of the 11 nominee directors listed in its management proxy circular dated August 3, 2023 were re-elected by shareholders at its Annual Meeting of Shareholders (the "Meeting") held virtually today. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 221,014,024 common shares representing 81.50% of the outstanding common shares were present or represented by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Against
P. Thomas Jenkins	195,700,281	89.58%	22,773,559	10.42%
Mark J. Barrenechea	211,517,039	96.82%	6,956,801	3.18%
Randy Fowlie	191,898,709	87.84%	26,575,130	12.16%
David Fraser	193,710,683	88.67%	24,763,157	11.33%
Gail E. Hamilton	150,658,728	68.96%	67,813,324	31.04%
Robert Hau	217,045,162	99.35%	1,428,678	0.65%
Ann M. Powell	146,732,480	67.16%	71,739,571	32.84%
Stephen J. Sadler	204,429,679	93.57%	14,044,161	6.43%
Michael Slaunwhite	141,210,211	64.64%	77,261,838	35.36%
Katharine B. Stevenson	208,988,629	95.66%	9,485,213	4.34%
Deborah Weinstein	144,392,728	66.09%	74,079,323	33.91%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which were filed on September 14, 2023.
About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.
For more information, please contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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